Jammin Java Corp. S-8

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (expected to be filed with the Securities and Exchange Commission (“SEC”) on or about March 25, 2016) of Jammin Java Corp. (the “Company”) of our report dated May 1, 2015 containing an explanatory paragraph relating to the Company’s ability to continue as a going concern and relating to our audit of the Company’s January 31, 2015 financial statements appearing in its Form 10-K for the year then ended (filed with the SEC on May 1, 2015).

/s/ SQUAR MILNER LLP

San Diego California

March 24, 2016